SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         JANUS HOTELS AND RESORTS, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:
                                       N/A
            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:
                                       N/A
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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                       N/A
            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:
                                       N/A
            --------------------------------------------------------------------

      5.    Total fee paid:
                                       N/A
            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.
                                       N/A
            --------------------------------------------------------------------

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:
                                       N/A
            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:
                                       N/A
            --------------------------------------------------------------------

      3.    Filing Party:
                                       N/A
            --------------------------------------------------------------------

      4.    Date Filed:
                                       N/A
            --------------------------------------------------------------------

                         JANUS HOTELS AND RESORTS, INC.

                      2300 CORPORATE BLVD. N.W., SUITE 232
                         BOCA RATON, FLORIDA 33431-8596
               TELEPHONE (561) 994-4800, FACSIMILE (561) 997-5331

                                                       January 23, 2001

To Our Stockholders:

      On behalf of the Board of Directors of Janus Hotels and Resorts, Inc. (the "Company"), I cordially invite you to attend a Special Meeting of Stockholders (the "Special Meeting"). The Special Meeting will be held at ________ Eastern Standard Time on March 15, 2001 at the offices of ________, Cincinnati, Ohio ___. The formal notice of the Special Meeting appears on the next page. During the Special Meeting, stockholders who are present will have the opportunity to meet and ask questions of our senior management team.

      We believe that type of interaction between stockholders and management is important and hope that you will be able to attend the Special Meeting.

      Whether or not you are able to attend the Special Meeting, it is important that your views be represented. To be sure that happens, please sign and date the enclosed proxy card and return it in the envelope provided. If you plan to attend the Special Meeting, please check the appropriate box on the proxy card.

                                        Sincerely,

                                        Louis S. Beck
                                        Chairman of the Board of Directors and
                                        Chief Executive Officer

                         JANUS HOTELS AND RESORTS, INC.
                      2300 Corporate Blvd., N.W. Suite 232
                         Boca Raton, Florida 33431-8596

                -------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 15, 2001

                -------------------------------------------------

To Our Stockholders:

      A Special Meeting of the Stockholders of Janus Hotels and Resorts, Inc. (the "Company") will be held at the offices of ______ Cincinnati, Ohio, on March 15, 2001 at ________ Eastern Standard Time for the following purposes:

      (1) A proposal to cashout stockholders holding fewer than 100 shares of the Company's Common Stock ("Common Stock") by way of an amendment to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") to effect a reverse stock split followed by a forward stock split of Common Stock; and

      (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on January 19, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

      Your attention is directed to the accompanying Proxy Statement for the text of the resolutions to be proposed at the meeting and further information regarding each proposal to be made.

STOCKHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE ASKED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

                                        By Order of the Board of Directors

                                        LAWRENCE A. GOLDMAN
                                        Secretary

January 23, 2001
Boca Raton, Florida

                         JANUS HOTELS AND RESORTS, INC.
                      2300 Corporate Blvd., N.W. Suite 232
                         Boca Raton, Florida 33431-8596

                -------------------------------------------------

                                 PROXY STATEMENT

                -------------------------------------------------

      This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Janus Hotels and Resorts, Inc., a Delaware corporation (the "Company" or "Janus"), in connection with the solicitation of proxies to be used at a Special Meeting of Stockholders (the "Meeting") to be held at _______ Cincinnati, Ohio, on March 15, 2001 at _______ Eastern Standard Time, and at any adjournment thereof. This Proxy Statement is being mailed to stockholders on or about January 23, 2001. The principal executive offices of the Company are located at 2300 Corporate Blvd., N.W., Suite 232, Boca Raton, Florida 33431-8596.

      Only stockholders of record at the close of business on the record date, January 19, 2001, will be entitled to vote at the Meeting and at all adjournments thereof.

      On January 19, 2001, there were issued and outstanding [11,883,212.829] shares of Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter to be voted upon. On January 19, 2001 there were issued and outstanding [16,788.08] shares of the Company's preferred stock, Series B, par value $.01 per share (the "Preferred Stock"). The holders of Preferred Stock do not have the right to vote on any matter being considered at the Meeting. A majority of the shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. There are no cumulative voting rights.

GENERAL INFORMATION

      Voting of Proxies

      If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the persons designated therein (a) "FOR" the reverse stock split followed by a forward stock split of the Common Stock and
(b) in connection with the transaction of such other business as may properly be brought before the meeting, in accordance with the judgment of the person or persons voting the proxy.

      Votes will not be considered cast, however, if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes or if the votes are withheld by a broker.

      The proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date or by voting in person at the Meeting.

                         PROPOSAL TO AMEND THE COMPANY'S
          RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT
             A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT
                                 OF COMMON STOCK

Summary of the Proposed Transaction.

      The Board of Directors has authorized and recommends for Stockholder approval, a cashout of stockholders owning fewer than 100 shares of the Company's stock by way of a 1-for-100 reverse stock split followed immediately by a 100-for-1 forward stock split of Common Stock (the reverse and forward stock splits are referred to together as the "Stock Splits"). As permitted by Delaware law, stockholders whose shares of stock are converted into less than 1 share in the reverse split will receive cash payments equal to the Trading Value (see "Trading Value" below) of those fractional interests.

      If approved, the Stock Splits will take place on April 2, 2001. In order to complete the Stock Splits, stockholders holding a majority of the voting power of the Common Stock entitled to vote at the Meeting must approve the proposal to amend the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"). Messrs. Louis S. Beck and Harry Yeaggy, the Chairman and Vice Chairman of the Company, respectively, in the aggregate control [32.94]% of the shares of Common Stock entitled to vote at the Special Meeting. Messrs. Beck and Yeaggy have indicated to the Company that they will vote in favor of the Proposal. Attached as Exhibit A to this Proxy is the proposed amendment to the Certificate of Incorporation that is the subject of this Proposal.

Effect on Stockholders of Approval of Proposal

      If the Company's stockholders approve the proposal to amend the Certificate of Incorporation to effect a reverse stock split followed by a forward stock split of the Common Stock, the Stock Splits will go forward on April 2, 2001 and Common Stockholders will be effected as follows:

--------------------------------------------------------------------------------
Stockholder as of April 2, 2001:      Net Effect After Completion of
                                      Stock Splits:
--------------------------------------------------------------------------------
Stockholders holding 100 or more      Stockholders holding 100 or more
Shares of Common Stock                shares of Common Stock will not be
                                      effected by the Stock Splits.  Each
                                      holder of 100 or more of Common
                                      Stock will continue to hold the
                                      same number of shares of Common
                                      Stock after the Stock Splits.
--------------------------------------------------------------------------------
Stockholders holding 99 or fewer      Stockholders holding 99 or fewer
Shares of Common Stock.               shares of Common Stock will be cashed out
                                      at a price per share based on the Trading
                                      Value of the Common Stock on the effective
                                      date of the Stock Splits (see "Trading
                                      Value" below). Stockholders whose shares
                                      of Common Stock are being cashed out will
                                      not have to pay any commissions or other
                                      fees as a condition to the cash-out.
                                      Holders of the Common Stock that is being
                                      cashed out will not have any continuing
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      equity interest in the Company after the
                                      effective date of the Stock Splits.
--------------------------------------------------------------------------------

Reasons for the Stock Splits

      The Board of Directors recommends that the Stockholders approve the Stock Splits for the following reasons (see also "Purpose of the Stock Splits"):

--------------------------------------------------------------------------------
Concerns                              Resolution of Concerns
--------------------------------------------------------------------------------
Large Number of Small Stockholders    The Company is the successor to
                                      United States Lines, Inc. ("U.S. Lines"),
                                      which reorganized under Chapter 11 of the
                                      United States Bankruptcy Code in 1990.
                                      Under the plan of reorganization, the
                                      thousands of former creditors of U.S.
                                      Lines became entitled to proportionate
                                      shares of an aggregate of 5,000,000 shares
                                      of Common Stock. Accordingly, the Company
                                      has approximately _____ stockholders who
                                      own less than 100 shares. It is costly for
                                      the Company to maintain these accounts.
                                      The Stock Splits will reduce the number of
                                      stockholders with small accounts and
                                      result in cost savings for the Company.
--------------------------------------------------------------------------------
Difficulty in Disposing of Company    It is disproportionately expensive
Stock by Small Stockholders           for stockholders with fewer than
                                      100 shares to sell their shares on
                                      the open market.  The Stock Splits
                                      cash out stockholders with small
                                      holdings without any transaction
                                      costs, such as brokerage fees.  If
                                      these stockholders do not want to
                                      cash out their holdings of Common
                                      Stock, they may purchase additional
                                      shares on the open market to
                                      increase their holdings to at least
                                      100 shares.  If applicable,
                                      stockholders may also consolidate
                                      several accounts into one to attain
                                      the 100 share minimum level.
--------------------------------------------------------------------------------

Nature of the Stock Splits

      The Stock Splits include both a reverse stock split and a forward stock split of the Common Stock. If the Stock Splits are approved at the Meeting, they will occur at the close of business on April 2, 2001. In the reverse stock split, all stockholders on April 2, 2001 will receive 1 share of Common Stock for every 100 shares of Common Stock owned by them at that time. Any stockholder owning fewer than 100 shares of Common Stock will receive a cash payment instead of a fractional share. This cash payment will be based on the Trading Value of the cashed-out Common Shares at that time (see "Trading Value," below, for the method the Company will use to determine the cash-out price).

      Immediately following the reverse split, also on April 2, 2001, all stockholders who are not cashed out will receive in the forward stock split, 100 shares of Common Stock for each share of Common Stock owned by them after completion of the reverse stock split. If a stockholder owns 100 or more shares of Common Stock, any fractional share in that account will not be cashed out after the reverse split and the total number of shares held in that account will not change as a result of the Stock Splits.

      The following examples will help explain the Stock Splits and how they effects various stockholders:

--------------------------------------------------------------------------------
Hypothetical Stockholder Holding      Result after Stock Splits
--------------------------------------------------------------------------------
Mr. Jones is a stockholder who owns   No fractional shares are being
75 shares of Common Stock at the      issued in the reverse split (Mr. Jones'
close of business on April 2, 2001.   Common Stock would have converted into
Assume the Trading Value of Common    75/100ths of a share). Mr. Jones will
Stock on that day is $1.75 per        instead receive cash for his fractional
                                      interest. Using the hypothetical Trading
                                      Value of $1.75 per share, Mr. Jones would
                                      receive $131.25 (75 x $1.75) and would no
                                      longer be a stockholder. If Mr. Jones
                                      desires to remain a stockholder, he could
                                      purchase 25 shares of Common Stock in the
                                      open market and include those shares in
                                      the same Company share account far enough
                                      in advance so that on April 2, 2001 he
                                      would own 100 shares. In that case, he
                                      would not be cashed out in the share
                                      reverse split.
--------------------------------------------------------------------------------
Mrs. Harris is a stockholder who      Mrs. Harris is entitled to receive
owns 75 shares of Common Stock in     cash equal to the Trading Value of the
one account and 55 shares of Common   Common Stock in each account in lieu of a
Stock in a second account.  Both      fractional interest. Using the
accounts are in her name only.        hypothetical Trading Value of $1.75 per
                                      share, Mrs. Harris would receive one check
                                      for $131.25 (75 x $1.75) and one check for
                                      $96.25 (55 x $1.75) and would no longer be
                                      a stockholder. If she desires to remain a
                                      stockholder she could combine the accounts
                                      into one having 130 shares. She would have
                                      to act in time to consolidate the accounts
                                      by the close of business on April 2, 2001.
--------------------------------------------------------------------------------

Purpose of the Stock Splits

      The Company is the successor to U.S. Lines, which once was one of the largest containerized cargo shipping companies in the world. On November 24, 1986, McLean Industries, Inc., First Colony Farms, Inc. and their subsidiaries, U.S. Lines and United States Lines (S.A.), Inc., filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Soon thereafter, the shipping operations of U.S. Lines ceased. U.S. Lines emerged from bankruptcy in 1990 under the terms of the First Amended and Restated Joint Plan of

Reorganization dated February 23, 1989 (the "Plan"). The name of U.S. Lines was changed to Janus Industries, Inc. Under the terms of the Plan, (i) the United States Lines, Inc. and United States Lines (S.A.), Inc. Reorganization Trust (the "Reorganization Trust") was created for the benefit of unsecured creditors;
(ii) certain assets of U.S. Lines were transferred to the Reorganization Trust and (iii) U.S. Lines was discharged of all liabilities. Five million shares of Common Stock were originally issued to the Reorganization Trust. The Plan also provided for a sale of stock to an investor who would identify investment opportunities for the Company. The original investor was unsuccessful in its efforts on behalf of the Company, and the Company redeemed the investor's interest in 1995.

      In 1997, the Company entered the hospitality business by engaging in a transaction with Louis S. Beck ("Beck") and Harry Yeaggy ("Yeaggy") who became the Company's major stockholders.

      The trust agreement of the Reorganization Trust provided for shares of Common Stock to be distributed to the unsecured creditors as their claims were allowed. To date, ______ shares of Common Stock have been distributed to former creditors. The Reorganization Trust continues to hold 364,416,367 shares for the benefit of asbestos-related and other non-asbestos late-manifesting personal injury claimants against U.S. Lines. As a result of the stock distribution mechanism established under the Plan, the Company has a very high number of stockholders for a company its size, but many of these stockholders have only a minimal share interest. In addition, a high percentage of the outstanding shares of Common Stock is concentrated in Messrs. Beck and Yeaggy and a few holders, who were the major creditors of U.S. Lines, and as a result, the Company's stock does not trade daily or its trading volume is frequently low. It is also cost prohibitive for stockholders owning less than 100 shares to dispose of their stock. The Stock Splits will provide stockholders with 99 or fewer shares with a cost-effective way to cash out their investments. This is because the Company will not charge any service fees in connection with the Stock Splits. Absent the Stock Splits, small stockholders would likely incur brokerage fees disproportionately high relative to the market value of their shares when selling such shares. In many cases, small stockholders have difficulty finding a broker willing to handle their transactions at all. The Stock Splits eliminate these problems for most small stockholders.

      The Company will benefit from cost savings as a result of the Stock Splits. The costs of administering each stockholder's account is the same regardless of the number of shares held. Therefore the Company finds its costs to be disproportionately high when compared with the total number of shares involved.

      The Board believes it to be in the best interest of both the Company and its stockholders to eliminate the administrative burden and costs associated with the approximately ____ accounts with fewer than 100 shares. The Company expects to decrease direct and indirect costs of administering stockholder accounts each year if the Stock Splits are completed.

      The Company is proposing the Stock Splits in lieu of an odd-lot tender offer because of the time, effort and expense the Company would expend on an effective odd-lot tender offer. Many of the stockholders owning less than 100 shares are located outside of the United States.

      The Company is proposing the forward stock split to occur after the reverse stock split to avoid disruption to the holders of 100 or more shares of Common Stock and to the market for the Common Stock. Stockholders already owning 100 or more shares of Common Stock will not be affected by the Stock Splits except that they will be required to surrender their stock certificates in exchange for certificates bearing the new CUSIP number (see "Stock Certificates" below). There should be no direct effect on the market price for the Common Stock.

      From time-to-time, the Company has been purchasing shares of Common Stock in the open market. Whether or not the Stock Splits are approved, the Company may continue such purchases in the future or take other actions that might increase or decrease its stockholder base.

Effect of the Stock Splits on Company Stockholders

Stockholders with 99 or fewer Shares

      Stockholders of the Company owning 99 shares or less of the Common Stock will be cashed out if the Stock Splits are completed. No fractional shares of Common Stock will be issued in the reverse split. Instead, stockholders will receive cash equal to the Trading Value for their fractional interests. See "Trading Value" below. After the Stock Splits, such stockholders will have no further interest in the Company. They will no longer be entitled to vote as a stockholder or share in the Company's assets, earnings or profits. Stockholders cashing-out will not be subject to any service fee or brokerage charge or commissions imposed by the Company.

      All stockholders will receive a letter of transmittal from the Company as soon as practical after March 16, 2001. The letter of transmittal will contain instructions concerning how to surrender stock certificate(s) to the Company's transfer agent, together with a completed and executed letter of transmittal. PLEASE DO NOT SEND IN ANY CERTIFICATES UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL.

      Amounts paid to cashed-out stockholders will be subject to applicable federal and state income tax as well as state abandoned property laws. Cashed-out stockholders will not receive any interest on cash payments owed to them as a result of the Stock Splits.

      Stockholders owning 99 shares or less who wish to remain Company stockholders after the Stock Splits may either purchase sufficient additional shares of Common Stock to bring their holdings to or exceeding 100 shares, or consolidate their accounts so as to be holding, in one account, 100 or more shares on April 2, 2001, immediately prior to the reverse split.

Stockholders with 100 or more Shares

      Stockholders already owning 100 or more shares of Common Stock as of the close of business on April 2, 2001 will not be impacted by the Stock Splits except that they will be required to surrender their stock certificates in exchange for certificates bearing the new CUSIP number (see "Stock Certificates" below). As a result of the reverse split, their holdings will be converted into 1/100th of the number of shares held immediately prior to the reverse split. Immediately after the reverse split, their shares will be reconverted in the forward stock split into the number of shares held before the reverse split. Stockholders owning in excess of 100 shares will receive fractional shares in the reverse split and therefore will retain all of their shares once the forward stock split has been effected.

Shares Subject to the Company's 1996 Stock Option Plan

      The Stock Splits are not intended to affect the number of shares subject to the Company's 1996 Stock Option Plan.

Trading Value

      Under Delaware law, the Company is not required to issue fractional shares in the reverse split. The Company intends to cash-out stockholders' fractional interests at the Trading Value of such interests. Trading Value shall be the average, over the 20 trading days prior to and including April 2, 2001, of the high and low trading prices each day. If there is no trading on any day, the Trading Value for that day will be the average of the closing bid and asked prices.

      The Company believes the Stock Splits are fair to the holders of 99 or fewer shares because the transaction will provide them with cash for their shares, because the cash amount will be determined by the market over a 20-day period, and because the Company will not charge such holders with any fees or commissions in order to cash out their shares.

Effect of the Stock Splits on the Company

      The Stock Splits will not affect the public registration of the Common Stock with the SEC under the Securities Exchange Act of 1934, as amended.

      The Company expects that the Stock Splits will not affect the eligibility for trading of the Common Stock on the NASDAQ Small Cap Market; although it is possible that the reduction in the number of stockholders and outstanding shares could adversely affect liquidity and marketability, the Company does not expect an adverse effect.

      The Certificate of Incorporation presently authorizes the issuance of 15,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The number of authorized shares will not change as a result of the Stock Splits. On January 19, 2001, there were [11,883,212.829] shares of Common Stock outstanding. The total number of outstanding shares of Common Stock will be reduced by the number of shares held by the cashed out stockholders immediately prior to the reverse split. Based upon the Company's best estimates if the Stock Splits had taken place as of January 1, 2001, the number of outstanding shares of Common Stock would have been reduced in the Stock Splits by approximately ________ shares and the number of holders of Common Stock would have been reduced from approximately ______ to approximately ________. At January 1, 2001, the closing price for the Common Stock was $____. If the Stock Splits had been completed on that date, cash payments to cashed-out stockholders would have been approximately $_________, with approximately ______ shares of Common Stock purchased by the Company. The actual amounts will vary depending on the number of cashed-out stockholders on April 2, 2001 and the Trading Price of the Common Stock.

      Par value of the Common Stock will remain at $.01 per share after the Stock Splits.

Stock Certificates

      A new CUSIP number will be assigned to the Common Stock as a result of the Stock Splits and will appear on stock certificates issued after April 2, 2001. As soon as practicable after the effective date of the Stock Splits, the Company's transfer agent will mail a letter of transmittal to each holder of a stock certificate or certificates that represent issued Common Stock on the effective date of the Stock Splits. Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with old certificates, holders of 100 or more shares on the effective date of the Stock Splits will receive certificates representing the new CUSIP number and the same amount of shares of Common Stock held by such holders prior to the Stock Splits. Until surrendered, each outstanding old certificate held by a Stockholder who holds 100 or more shares shall be deemed for all purposes to represent the number of whole shares to which the holder is entitled as a combined result of the Stock Splits, which in effect is the same number of shares held by such holder prior to the Stock Splits. With regard to cash-out stockholders, no cash payment will be made until the Stockholder has surrendered his outstanding certificates together with the letter of transmittal to the Company's transfer agent.

Tax Consequences

      BECAUSE OF THE COMPLEXITY OF THE INTERNAL REVENUE CODE AND BECAUSE TAX CONSEQUENCES MAY VARY DEPENDING ON THE PARTICULAR FACTS RELATING TO EACH STOCKHOLDER, STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE STOCK SPLITS IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Appraisal Rights

      No appraisal rights are available under the Delaware General Corporation Law to any stockholder who dissents from the Stock Splits proposal.

Reservation of Rights

      The Company's Board of Directors reserves the right to abandon the Stock Splits without further action by the Stockholders at any time before the filing of the amendments to the Certificate of Incorporation with the Delaware Secretary of State, even if the Stock Splits have been authorized by the stockholders at the meeting.

                                  OTHER MATTERS

      The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

      If you do not plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly. Even if you do plan to attend the Meeting, please so note where provided and return the proxy card promptly.

                             ADDITIONAL INFORMATION

Expenses of Solicitation

      The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telecopy. The Company does not expect to pay any compensation for the solicitation of proxies.

                                        BY ORDER OF THE BOARD OF
                                        DIRECTORS


                                        Louis S. Beck
                                        Chairman of the Board and
                                        Chief Executive Officer

Dated:  January 23, 2001

                                    Exhibit A

    Proposed Amendment to Restated Certificate of Incorporation, As Amended,
        To Effect A Reverse Stock Split Followed by a Forward Stock Split

RESOLVED: that ARTICLE 4 of the Company's Restated Certificate of Incorporation, as amended, is hereby amended by adding the provisions below following paragraph
(5):

      (6)

      (a) Reverse Stock Split. At 6:00 p.m. (Eastern Time) on the effective date of the amendment adding these paragraphs to ARTICLE 4 (the "Effective Date"), each share of the Common Stock held as of 6:00 p.m. (Eastern Time) on the Effective Date shall be and hereby is automatically reclassified and converted, without further action, into one-one hundredth (1/100) of one share of the Common Stock. No fractions of shares shall be issued to any Odd-Lot Holder (as defined below), and from and after 6:00 p.m. (Eastern Time) on the Effective Date, each Odd-Lot Holder shall have no further interest as a stockholder in respect of such fractions of shares, and in lieu of receiving such fractions of shares shall be entitled to receive, upon surrender of the certificate or certificates representing shares of Common Stock held by such Odd-Lot Holder, the cash value of such fractions of shares based upon the average of the high and low trading prices per share of the Common Stock on the NASDAQ Small Cap Market each day, (or for any day for which the Common Stock does not trade, the average of the closing bid and asked prices per share) averaged for the 20 trading days immediately preceding the Effective Date, without interest. An "Odd-Lot Holder" is defined as a holder of fewer than 100 shares of Common Stock as of 6:00 p.m. (Eastern Time) on the Effective Date, who would be entitled to less than one whole share of Common Stock in respect of such shares as a result of such reclassification and conversion.

      (b) Forward Stock Split. At 7:00 p.m. (Eastern Time) on the Effective Date, each share of the Common Stock and any fraction thereof held by a holder of one or more shares of Common Stock as of 7:00 p.m. (Eastern Time) on the Effective Date shall be and hereby is automatically reclassified and converted, without further action, into the Common Stock, on the basis of one hundred (100) new shares of Common Stock for each whole share of Common Stock.